Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Holdings Reports 41% Sequential Revenue
Growth in Fourth Quarter
Monday, February 6, 4:30 pm ET

Record Quarter for Shanghai Product Sales and Non-Gas Panel Revenue

MENLO PARK, Calif., February 6, 2006 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment industry, today reported its financial results for the fourth quarter and the full year ended December 31, 2005. Revenue for the fourth quarter of 2005 totaled $38.8 million, compared to revenue for the third quarter ended September 30, 2005 of $27.5 million, an increase of 40.8%, and compared to revenue of $41.3 million for the same period a year ago, a 6.2% decline. The company recorded net income of $686,000, or $0.04 per share during the fourth quarter of 2005, compared to a net loss of $566,000, or $0.03 per share for the third quarter of 2005 and net income of $2.1 million, or $0.13 per share for the same period a year ago. Gross margin for the fourth quarter of 2005 was 13.6% versus 9.3% for the third quarter of 2005 and 15.5% for the same period a year ago.

Net income reflects a $480,000 after tax charge for costs related to legal, accounting and consulting fees incurred in connection with Ultra Clean’s evaluation of a potential acquisition for which negotiations were terminated during the fourth quarter of fiscal 2005. This charge reduced earnings per share by $0.03.

Revenue for the fiscal year 2005 was $147.5 million, down $36.7 million or 19.9% compared to revenue of $184.2 million for fiscal year 2004. Net income for the fiscal year 2005 was $2.0 million or $0.12 per share compared with the fiscal year 2004 net income of $8.6 million or $0.55 per share.

Cash at the end of the fourth quarter of 2005 was $10.7 million, a decrease of $3.4 million from $14.1 million at the end of the third quarter of 2005, and a decrease of $700,000 from $11.4 million at the end of the fourth quarter of 2004.

Clarence Granger, UCT’s President and Chief Executive Officer, commented on the fourth quarter results: “We are very pleased with UCT’s performance during the fourth quarter. The Company exceeded guidance with respect to revenues, and earnings per share was at the high end of the guidance range, despite the $0.03 per share charge associated with the termination of negotiations on a potential acquisition. As importantly, we made significant progress during the fourth quarter on our two main strategic initiatives.”

Granger continued: “During the fourth quarter, we increased revenue from products other than gas panel subsystems (including process modules, top plate and frame assemblies, and chemical delivery systems) to $4.4 million or 11% of total revenue, from $2.4 million or 9% of total revenue in the quarter ending September 30, 2005. We also increased revenue from products manufactured at our Shanghai facility to $4.7 million or 12% of total revenue, from $1.7 million or 6% of revenue in the prior quarter. In both cases, we achieved the strategic objectives we set for ourselves at the beginning of last year.”

Commenting on UCT’s corporate outlook, Granger noted, “We expect revenue for the first quarter of 2006 to increase to between $47 million and $51 million, and net income per share to increase to between $0.10 and $0.14 per share, inclusive of an expected $0.01 per share charge associated with the implementation of SFAS 123(R). We are well positioned to benefit from the current upturn in the broader semiconductor capital equipment industry and from the continued trend toward outsourcing on the part of our OEM customers.”

Ultra Clean will conduct a conference call on Monday, February 6, 2006, beginning at 2:00 p.m. PDT at 888/882-0144 (domestic) and 415/908-6251 (international). A replay of the webcast will be available for fourteen days following the conference call at 800/633-8284 (domestic) and 402/977-9140

(international). The confirmation number for the live broadcast and replays is 21282733 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment industry. Ultra Clean offers its customers a complete outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers of semiconductor capital equipment. Ultra Clean is headquartered in Menlo Park, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our fourth quarter revenue and diluted earnings per share and purchase orders placed by a significant customer for the manufacture of entire process modules. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,

	2005	2004	2005	2004

Sales	$38,781	$41,347	$147,534	$184,204

Cost of goods sold	33,517	34,944	127,457	154,995

Gross profit	5,264	6,403	20,077	29,209

Operating expenses:
Research and development	429	514	2,361	2,413
Sales and marketing	850	946	3,357	3,569
General and administrative	3,274	2,560	11,592	9,019
Stock and other deferred compensation	48	52	205	760

Total operating expenses	4,601	4,072	17,515	15,761

Income (loss) from operations	663	2,331	2,562	13,448

Interest and other income (expense), net	64	26	149	(387

Income (loss) before income tax provision	727	2,357	2,711	13,061

Income tax provision (benefit)	41	222	705	4,511

Net income (loss)	$686	$2,135	$2,006	$8,550

Net income (loss) per share:
Basic	$0.04	$0.13	$0.12	$0.59
Diluted	$0.04	$0.13	$0.12	$0.55

Shares used in computing net income (loss) per share
Basic	16,364	16,142	16,314	14,605
Diluted	17,491	17,002	17,169	15,542

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31,	December 31,
	2005	2004

ASSETS
Current assets:
Cash	$10,663	$11,440
Accounts receivable	19,528	13,785
Inventory	19,106	15,133
Other current assets	3,966	4,300

Total current assets	53,263	44,658

Equipment and leasehold improvements, net	4,312	5,392
Goodwill	6,084	6,617
Tradename	8,987	8,987
Other non-current assets	2,363	2,044

Total assets	$75,009	$67,698

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Bank borrowings	$2,343	$-
Accounts payable	14,188	12,302
Other current liabilities	2,843	2,495

Total current liabilities	19,374	14,797

Capital lease obligations and other liabilities	354	426

Total liabilities	19,728	15,223

Commitments and contingencies
Stockholders' equity
Common stock	46,819	46,237
Deferred stock-based compensation	(350	(571
Retained earnings	8,812	6,809

Total stockholders' equity	55,281	52,475

Total liabilities and stockholders' equity	$75,009	$67,698

	Three months ended December 31,		Twelve months ended December 31,

	2005	2004	2005	2004

Sales	$38,781	$41,347	$147,534	$184,204
Cost of goods sold	33,517	34,944	127,457	154,995

Gross profit	5,264	6,403	20,077	29,209

Operating expenses:
Research and development	429	514	2,361	2,413
Sales and marketing	850	946	3,357	3,569
General and administrative	3,274	2,560	11,592	9,019
Stock and other deferred compensation	48	52	205	760

Total operating expenses	4,601	4,072	17,515	15,761

Income (loss) from operations	663	2,331	2,562	13,448

Interest and other income (expense), net	64	26	149	(387

Income (loss) before income tax provision	727	2,357	2,711	13,061

Income tax provision (benefit)	41	222	705	4,511

Net income (loss)	$686	$2,135	$2,006	$8,550

Net income (loss) per share:
Basic	$0.04	$0.13	$0.12	$0.59
Diluted	$0.04	$0.13	$0.12	$0.55

Shares used in computing net income (loss) per share
Basic	16,364	16,142	16,314	14,605
Diluted	17,491	17,002	17,169	15,542